Exhibit 15.1

To the Partners of Icahn Enterprises L.P.

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial statements of Icahn Enterprises L.P. and Subsidiaries as of June 30, 2010, and for the three-month and six-month periods ended June 30, 2010 and 2009, as indicated in our report dated August 4, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 is incorporated by reference in Registration Statements on Forms S-3 (File No. 333-158705, effective May 17, 2010 and File No. 333-143930, effective December 31, 2007) and Form S-4 (File No. 333-166139, effective June 21, 2010).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton, LLP

New York, New York
August 4, 2010